16(f)

                SCHEDULE FOR COMPUTATION OF RETURN PERFORMANCE
                           INVESCO Tax-Free Money Fund


TOTAL RETURN

Formula prescribed by Item 22 of Form N-1A:

P = $1,000 initial payment
T = average annual total return
n = number of years (including fractional portions)
ERV = ending redeemable value

      P(1+T)n = ERV

for the year ended May 31, 1994:

      1000(1 + 1.84%) = 1018.40

annualized percentage:

      1000(1 - 7.51%)(5 / 12) = 1018.40


The formula given in Item 22 is written to solve for Ending Redeemable Value. However, the quantity to be reported is T (Average Annual Total Return).

Because P, n and ERV are known values, we have solved for T as follows,

      T = n /((ERV / P) - 1)

for the year ended May 31, 1994:

      +.0184 = (1018.40 / 1000) -1

annualized percentage:

      -.0751 = ((5 / 12)/(1018.40 / 1000)) - 1

and have reported those amounts as the total return.